UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2008

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01          Regulation FD Disclosure

Previously,  Forest Oil Corporation (“Forest”) disclosed that it had plans to divest certain non-strategic properties by the end of the year and, as of November 1, 2008, it had closed on approximately $100 million in asset sales and had entered into an agreement to sell certain operated and non-operated properties located in the Rockies, including its Niobrara and  San Juan properties and various other properties in Wyoming and Utah for a purchase price of $258 million.   Subsequently, at the instigation of the purchaser, Forest entered into discussions with the purchaser concerning the terms of the pending sale.  On November 12, 2008, Forest announced that the parties had amended the purchase price and certain other terms of the pending asset sale.   The amended agreement provides for a purchase price of $200 million in cash, a $20 million increase in the performance deposit, to $33 million, which has been paid to Forest,  a change in the economic effective date from July 1, 2008 to December 1, 2008, a potential upward purchase price adjustment based on 2009 natural gas prices capped at $21 million,  and the elimination of all material conditions to close.    The transaction is expected to close on November 25, 2008.   A copy of Forest’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information included in this Current Report under Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act.

Item 9.01          Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description
99.1	Forest Oil Corporation press release dated November 12, 2008 entitled “Forest Oil Announces Revised Terms to Its Rockies Divestiture Package.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: November 12, 2008	By	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Senior Vice President,
General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description
99.1	Forest Oil Corporation press release dated November 12, 2008 entitled “Forest Oil Announces Revised Terms to Its Rockies Divestiture Package.”